Exhibit 5.1

June 20, 2007

ARTISTdirect, Inc.

1601 Cloverfield Boulevard, Suite 400 South

Santa Monica, California  90404

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to ARTISTdirect, Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering up to 3,395,098 shares of the Company’s common stock, par value $0.01 shares (the “Shares”), which may be issued upon exercise of options issued to certain executive officers of the Company pursuant to individual option agreements (the “Stock Option Agreements”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion, we have reviewed the Registration Statement, the Company’s charter documents, the proceedings taken by the Company with respect to the authorization of the Stock Option Agreements, certificates of government officials, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion.  With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies.  We have also assumed that (i) the stock certificates to be issued to represent the Shares (collectively, the “Share Certificates”) conform to the specimen common stock certificate submitted to us, (ii) the Share Certificates will be duly executed by the Company and countersigned by the transfer agent therefor in accordance with Section 158 of the Delaware General Corporation Law, (iii) shares currently reserved will remain available for the issuance of the Shares, and (iv) neither the Company’s charter documents nor any of the proceedings relating to the Stock Option Agreements, will be rescinded, amended or otherwise modified prior to the issuance of the Shares.  We have obtained from the officers of the Company certificates as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates without independent investigation.

Based on the foregoing review, and in reliance thereon, we are of the opinion that if, as and when the Shares are (i) issued and sold by the Company in accordance with the terms of the Stock Option Agreements and applicable law, and (ii) such Shares have been paid for in accordance with the terms and conditions of the Stock Option Agreements at a price per share not less than the per share par value of the Common Stock, the issuance and sale of such Shares will have been duly authorized, and such Shares will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported decisions of the Delaware courts interpreting these laws.

This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.  Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Stock Option Agreements or the Registration Statement.

Respectfully submitted,

SHEPPARD MULLIN RICHTER & HAMPTON LLP